Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Completes Exchange Offer for Its Existing Fixed and Floating Rate Senior Notes

New Orleans, Louisiana, November 5, 2007…Energy Partners, Ltd. (“EPL”) (NYSE:EPL) announced today that it had completed its offer to the holders of $150,000,000 principal amount of floating rate Senior Notes due 2013 and $300,000,000 principal amount of 9.75% Senior Notes due 2014 to exchange such notes for a like principal amount of its Floating Rate Senior Notes due 2013 and 9.75% Senior Notes due 2014 which have been registered under the Securities Act of 1933, as amended.

The exchange offer was completed at 12:00 midnight New York City time on November 2, 2007.  EPL said that it has been informed by the exchange agent that as of 12:00 midnight New York City time on November 2, 2007 100% of the $150,000,000 principal amount of floating rate Senior Notes due 2013 and $300,000,000 principal amount of 9.75% Senior Notes due 2014 had been tendered in the exchange offer.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners, Ltd.

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